Exhibit 99.1

FOR IMMEDIATE RELEASE
1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
ANNOUNCES EARNINGS

Harrison, Arkansas – January 29, 2008 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that the Corporation’s net income amounted to $649,000 or $0.13 basic earnings per share and $0.13 diluted earnings per share during the fourth quarter of 2007 compared to net income of $1.4 million or $0.30 basic earnings per share and $0.29  diluted earnings per share during the fourth quarter of 2006.  Earnings for the year ended December 31, 2007 amounted to $2.6 million or $0.54 basic earnings per share and $0.54 diluted earnings per share compared to earnings of $7.4 million or $1.48 basic earnings per share and $1.44 diluted earnings per share for the year ended December 31, 2006.  Book value or stockholders' equity per share at December 31, 2007, was $15.21.

Larry J. Brandt, CEO for the Corporation said, “Although our annual and fourth quarter 2007 profits were greatly impacted by the housing market and general economic downturn, we were pleased to remain profitable in both the fourth quarter and for 2007.  Our net interest income was down due to lower loan demand as well as an increase in nonaccrual loans, while our provision for loan losses and expenses related to real estate owned increased.   Our primary focus was to reduce our nonperforming assets but we also worked diligently to control expenses and increase our noninterest income.”

“We believe we are positioned to meet the challenges of 2008 and beyond.  We have not invested in any high-risk mortgage-backed securities or collateralized debt obligations, which have been a source of significant concern or losses for most financial institutions that invested in them.  Our qualified and experienced management team is working hard to guide us through these challenging times.   We have strong capital levels to weather this downturn in the economy which gives us the “holding power” for our real estate owned properties to sell them when the economy improves or when we have a reasonable offer.  We do remain “bullish” on the future of northwest Arkansas considering that northwest Arkansas is the home of Wal-Mart, the largest corporation in the world, unemployment in the area is low, and the population of the area is still growing and projected to continue to grow in the foreseeable future.”

Brandt further commented, “I am also pleased to report that First Federal Bank was recently recognized as the “Best Bank” in Harrison, Arkansas in the readers’ poll taken for the area and was also recognized as the “Best Bank” in Northwest Arkansas in a readers’ poll conducted by a local newspaper in that market.  This is the third time our bank has received this prestigious honor in the Harrison area and the second consecutive year that we have received this honor in Northwest Arkansas.”

Exhibit 99.1

Total assets at December 31, 2007 amounted to $792.0 million, total liabilities were $718.3 million and stockholders' equity totaled $73.7 million or 9.3% of total assets.  This compares with total assets of $852.5 million, total liabilities of $776.9 million and stockholders' equity of $75.6 million or 8.9% of total assets at December 31, 2006.  At December 31, 2007 compared to December 31, 2006, cash and cash equivalents decreased $8.1 million or 22.9%, investment securities held to maturity increased $34.8 million or 57.4%, and real estate acquired in settlement of loans (“REO”) increased $4.3 million, or 110.5%. Net loans receivable decreased by $91.8 million, or 13.3%, primarily due to repayments and maturities as well as a decrease in loan originations.  The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market. The $58.6 million or 7.5% decrease in total liabilities was primarily due to a decrease of $38.2 million or 31.8% in Federal Home Loan Bank (“FHLB”) of Dallas advances. The funds available from the decrease in net loans receivable were used to repay FHLB advances, as well as purchase investment securities.  Stockholders' equity decreased during the year ended December 31, 2007 due to the purchase of 101,542 shares of treasury stock totaling $2.3 million in connection with the Corporation’s stock repurchase program and the payment of quarterly cash dividends in the amount of $3.1 million. Such decreases were partially offset by net income in the amount of $2.6 million resulting from continued profitable operations, as well as the issuance of 106,965 shares of treasury stock totaling $350,000 as a result of the exercise of stock options.

Nonperforming assets amounted to $43.9 million or 5.54% of total assets at December 31, 2007, compared to $23.5 million or 2.76% of total assets at December 31, 2006.  At December 31, 2007, nonperforming assets consisted primarily of $33.3 million of nonaccrual loans and $8.1 million in real estate owned.  The increase in nonaccrual loans was primarily due to land development loans on two subdivisions totaling $5.8 million, commercial real estate loans on a shopping center totaling $2.1 million, a $2.1 million commercial loan collateralized by commercial real estate, franchise rights, and inventory and equipment, and an increase in nonaccrual single family mortgage loans of $3.1 million.  The increase in real estate owned was due primarily to single-family speculative construction loans. This increase in nonaccrual loans reflects the general slowdown in housing and oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market.  In turn, certain homebuilder customers of the Bank have experienced extended marketing times for the sales of their speculative homes and inadequate cash flow to service the interest carry on their loans. The allowance for loan losses amounted to $5.2 million at December 31, 2007 or 0.80% and 15.5% of total loans and total nonaccrual loans, respectively, and $2.6 million or 0.35% and 13.5% of total loans and total nonaccrual loans, respectively, at December 31, 2006.

Net interest income, the primary component of net income, decreased from $6.2 million for the three months ended December 31, 2006 to $4.8 million for the three months ended December 31, 2007. Net interest income was $26.5 million for the year ended December 31, 2006 as compared to $22.2 million for the year ended December 31, 2007.  Net interest margin for the three months and twelve months ended December 31, 2007 was 2.66% and 2.98% compared to 3.14% and 3.29%, respectively, for the same periods in 2006.  The decrease in net interest income was primarily due to the decrease in loans receivable and an increase in nonaccrual loans.  The net interest margin for the fourth quarter of 2007 was impacted by the reversal of approximately $550,000 in prior period accrued interest on loans that were placed on nonaccrual status in the fourth quarter.  Partially offsetting this reversal of interest was approximately $27,000 of interest collected in the fourth quarter that was deferred in the prior period.  Without these items, the fourth quarter 2007 net interest margin would have been 2.95%.

The provision for loan losses increased $13,000 to $367,000 for the three month period ended December 31, 2007 compared to $354,000 for the three month period ended December 31, 2006 and increased $2.5 million to $4.0 million for the year ended December 31, 2007 compared to $1.5 million for the year ended December 31, 2006.  The increase in the provision for loan losses in the annual comparison period was due primarily to an increase in nonaccrual loans as discussed above and $2.3 million of specific loss allowances on two subdivisions recorded during the year ended December 31, 2007.

Exhibit 99.1

Noninterest income increased $65,000 or 3.4% to $2.0 million for the three month period ended December 31, 2007 compared to $1.9 million for the same period in 2006 and decreased $453,000 or 5.5% to $7.8 million for the year ended December 31, 2007 compared to $8.2 million for the same period in 2006.  The decrease in the twelve month comparison period was due to a decrease in the gain on the sale of loans, as well as nonrecurring gains on sales of two properties of approximately $528,000 in the first quarter of 2006.  These properties represented excess land and a building adjacent to two existing branches.  These decreases were offset by an increase in deposit fee income.

Noninterest expenses decreased $96,000 or 1.7% to $5.7 million for the three months ended December 31, 2007 compared to $5.8 million for the same period in 2006 and increased $474,000 or 2.1% to $23.0 million for the year ended December 31, 2007 compared to $22.5 million for the same period in 2006.  The decrease in the three month comparative period was due to decreases in all expense categories except REO expenses, which increased $186,000.   The increase in the annual comparative period was mainly due to an increase in expenses related to REO of $971,000.  This increase was partially offset by decreases in salaries and employee benefits and advertising.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 30 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Financial Tables Attached

Exhibit 99.1

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands of dollars)
(Unaudited)

ASSETS	December 31, 2007	December 31, 2006

Cash and cash equivalents	$27,387	$35,518
Investment securities held to maturity	95,590	60,746
Federal Home Loan Bank stock	4,433	7,089
Loans receivable, net of allowances	601,256	693,095
Accrued interest receivable	9,042	9,999
Real estate acquired in settlement of loans, net	8,120	3,858
Office properties and equipment, net	24,263	20,384
Cash surrender value of life insurance	20,159	19,396
Prepaid expenses and other assets	1,728	2,390
TOTAL ASSETS	$791,978	$852,475

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits	$630,414	$652,265
Federal Home Loan Bank advances	82,087	120,305
Advance payments by borrowers for taxes and insurance	575	666
Other liabilities	5,239	3,666
Total liabilities	718,315	776,902

TOTAL STOCKHOLDERS' EQUITY	73,663	75,573
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$791,978	$852,475

Exhibit 99.1

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND RELATED SELECTED OPERATING DATA
(In thousands of dollars, except earnings per share)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Interest income	$11,622	$13,610	$50,426	$54,119
Interest expense	6,840	7,377	28,184	27,576
Net interest income	4,782	6,233	22,242	26,543
Provision for loan losses	367	354	4,028	1,482
Net interest income after provision for loan losses	4,415	5,879	18,214	25,061
Noninterest income	1,955	1,890	7,769	8,222
Noninterest expenses	5,659	5,755	22,995	22,521
Income before income taxes	711	2,014	2,988	10,762
Income tax provision	62	591	345	3,379
Net income	$649	$1,423	$2,643	$7,383

Earnings Per Share:

Basic	$0.13	$0.30	$0.54	$1.48

Diluted	$0.13	$0.29	$0.54	$1.44

Cash Dividends Declared	$0.16	$0.15	$0.64	$0.58

Selected Operating Data (Quarter Annualized):
Interest rate spread	2.61%	3.04%	2.92%	3.19%
Net interest margin	2.66%	3.14%	2.98%	3.29%
Return on average assets	0.33%	0.66%	0.32%	0.85%
Noninterest expenses to average assets	2.87%	2.68%	2.82%	2.59%
Return on average equity	3.51%	7.29%	3.52%	9.40%